Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BENTLEY SYSTEMS, INCORPORATED

Bentley Systems, Incorporated (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 6, 1987.

2.	This Amended and Restated Certificate of Incorporation of Bentley Systems, Incorporated (the “Amended and Restated Certificate”) has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”).

3.	The Amended and Restated Certificate amends and restates the provisions of the Corporation’s Certificate of Incorporation as heretofore amended.

4.	The Amended and Restated Certificate is hereby restated in its entirety as follows:

Article First: The name of the corporation is Bentley Systems, Incorporated.

Article Second: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article Third: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article Fourth: The total number of shares of capital stock that the Corporation shall have authority to issue is two billion (2,000,000,000), consisting of one hundred million (100,000,000) shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and one billion eight hundred million (1,800,000,000) shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), (collectively, the “Common Stock”) and one hundred million (100,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

A.           Class A Common Stock and Class B Common Stock.

1.             Identical Rights and Privileges. Except as otherwise expressly provided herein or as required by law, all outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

2.            Voting Rights.

(a)           General.

(i)            Except as otherwise provided herein or by applicable law, the holders of outstanding shares of Class A Common Stock and Class B Common Stock shall at all times vote on (or, as provided by law, take action by consent with respect to) all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation together as one class. Except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii)           Each holder of outstanding shares of Class A Common Stock shall be entitled to twenty-nine (29) votes for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation; provided, however, that at such time, and thereafter, as (x) no Founder is an executive officer of the Corporation and (y) no Founder is a director of the Corporation, each holder of outstanding shares of Class A Common Stock shall be entitled to eleven (11) votes for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii)          Each holder of outstanding shares of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

3.             Conversion.

(a)           As used herein, the following terms shall have the following meanings:

(i)            “Class A Stockholder” shall mean (a) the registered holder of a share of Class A Common Stock on [filing date of this charter], 2020 (the “Effective Time”) and (b) each Permitted Transferee of such registered holder, and (c) the initial registered holder of any shares of Class A Common Stock that were originally issued by the Corporation after the Effective Time.

(ii)           “Conversion Event” shall mean:

a.              The affirmative vote or written consent of the holders of at least ninety percent (90%) of the then outstanding shares of Class A Common Stock that each share of Class A Common Stock convert into one (1) fully paid and nonassessable share of Class B Common Stock; or

b.              Such time that the Founders and their respective Permitted Transferees beneficially own, in the aggregate, less than twenty percent (20%) of the issued and outstanding shares of Class B Common Stock (on a fully diluted basis and assuming the conversion of all issued and outstanding shares of Class A Common Stock) as shown on reports filed under Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the books and records of the Corporation.

(iii)          “Founder” shall mean any of Gregory Bentley, Barry Bentley, Keith Bentley, Raymond Bentley or Richard Bentley, each as a natural living person, and “Founders” shall mean all of them.

(iv)          “Permitted Transferee” shall mean, with respect to any individual Class A Stockholder, any individual or entity specified in Section A.3(d)(iii) of this Article Fourth.

(v)           “Transfer” of a share of Class A Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, a transfer of a share of Class A Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), and the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class A Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section A.3(a)(v) of this Article Fourth:

a.              the granting of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders;

b.              entering into a voting trust, agreement or arrangement (with or without granting a proxy) with stockholders who are Class A Stockholders, that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation and (B) does not involve any payment of cash, securities, property or other consideration to the Class A Stockholder other than the mutual promise to vote shares in a designated manner; or

c.              the pledge of shares of Class A Common Stock by a Class A Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class A Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class A Common Stock or other similar action by the pledgee shall constitute a “Transfer.”

(vi)          “Voting Control” with respect to a share of Class A Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class A Common Stock by proxy, voting agreement or otherwise.

(b)           Optional Conversion. Each share of Class A Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(c)           Automatic Conversion upon a Conversion Event. Each share of Class A Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class B Common Stock upon a Conversion Event.

(d)           Automatic Conversion upon Transfer. A share of Class A Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class B Common Stock upon a Transfer of such share, other than a Transfer:

(i)            from a Founder, or such Founder’s Permitted Transferees, to another Founder, or such Founder’s Permitted Transferees;

(ii)           by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; or

(iii)          by a Class A Stockholder who is a natural person to any of the following Permitted Transferees, and from any of the following Permitted Transferees back to such Class A Stockholder and/or any other Permitted Transferee of such Class A Stockholder:

a.              such Class A Stockholder’s lineal descendants;

b.              such Class A Stockholder’s parents, spouse, siblings or lineal descendants of any thereof;

c.              any family limited partnership, limited liability company, trust or other fiduciary or other entity either controlled by or primarily for the benefit of (i) such Class A Stockholder, (ii) such Class A Stockholder’s lineal descendants, or (iii) such Class A Stockholder’s parents, spouse, siblings, or lineal descendants of any thereto; or

d.              any party taking a security interest in shares of Class A Common Stock to secure a bona fide loan or indebtedness of such Class A Stockholder so long as such Class A Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that following a foreclosure on such shares of Class A Common Stock or other similar action by the pledgee, such pledgee shall no longer be considered a Permitted Transferee;

(e)           Mechanics of Conversion. Before any holder of the Class A Common Stock converts the same into shares of Class B Common Stock in accordance with the foregoing provisions of this Section, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class A Common Stock and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares as of such date.

(f)            No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section A.3 of this Article Fourth and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class A Common Stock against impairment.

(g)           No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Class A Common Stock and the number of shares of Class B Common Stock to be issued shall be rounded to the nearest whole share. Whether fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Class A Common Stock the holder is at the time converting into Class B Common Stock and the number of shares of such Class B Common Stock issuable upon such aggregate conversion.

4.             Notices. Any notice required by the provisions of this Section A of this Article Fourth to be given to the holders of shares of the Class A Common Stock and Class B Common Stock shall be deemed given if deposited in the U.S. mail, postage prepaid, or if sent by electronic transmission and addressed to each holder of record at his address appearing on the books of the Corporation.

5.             Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times use its best efforts to reserve and keep available out of its authorized but unissued shares of Class B Common Stock solely for the purpose of effecting the conversion of the shares of the Class A Common Stock such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Common Stock and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock, in addition to such other remedies as shall be available to the holder of such Class A Common Stock, the Corporation shall take action to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate.

6.             Additional Rights.

(a)           Subdivision and Combinations of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other classes of Common Stock will be proportionately subdivided or combined.

(b)           Merger, etc. In connection with any merger, consolidation, change of control or recapitalization in which holders of Class A Common Stock or Class B Common Stock generally receive, or are given the opportunity to receive, consideration for their shares (a) all holders of Class A Common Stock shall be given the opportunity to receive the same form of consideration for their shares as is received by holders of Class B Common Stock and (b) holders of Class A Common Stock shall be entitled to receive the same amount of consideration per share as received by holders of Class B Common Stock.

(c)           Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and the Class B Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Class A Common Stock and the Class B Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d)           Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and the Class B Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Class A Common Stock and the Class B Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

B.            Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The authority is expressly vested in the Board of Directors, without further stockholder approval, to establish and designate the series and to fix the rights, preferences, privileges and restrictions of any series of Preferred Stock, including, without limitation, those relating to any dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and sinking fund terms and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) and as may be permitted by the DGCL. The rights, preferences, privileges and restrictions of any series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

Article Fifth: This Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, by the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided that the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, only by the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article Fifth, Article Twelfth and Article Thirteenth.  For the purposes of this Amended and Restated Certificate, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Article Sixth: To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither the amendment nor repeal of this Article Sixth, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

Article Seventh: The term of existence of the Corporation shall be perpetual.

Article Eighth: Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Article Ninth: The election of directors shall be conducted in the manner prescribed in the By-Laws of the Corporation and need not be by ballot.

Article Tenth: Unless the Corporation consents in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum, to the fullest extent permitted by law, for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of a breach of fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the By-Laws of the Corporation; (d) any action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate or the By-Laws of the Corporation; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Tenth.

Article Eleventh: As used herein, “Founder Change of Control” means such point in time at which the Founders and their respective Permitted Transferees, in the aggregate, do not hold a majority of the voting power of the outstanding capital stock of the Corporation.

A.          Action by Written Consent of Stockholders. Upon a Founder Change of Control, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent of stockholders in lieu of a meeting.

B.            Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by a majority of the entire Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Corporation (or, if a Chief Executive Officer is not then currently in office, the President), and may not be called by any other person or persons. Business transacted at special meetings of stockholders will be confined to the purpose or purposes stated in the notice of meeting.

C.            Advance Notice of Stockholder Nominations and Proposals. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation will be given in the manner provided in the By-laws of the Corporation.

Article Twelfth:

A.           The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.            Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Class B Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.             prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2.             upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.             at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.            The restrictions contained in this Article Twelfth shall not apply if a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership.

D.           For purposes of this Article Twelfth, references to:

1.             “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.             “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.             “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)            any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article Twelfth is not applicable to the surviving entity;

(ii)           any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)          any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)          any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)           any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.             “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article Twelfth, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.             “Founder Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Founder or any of its affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

6.             “Founder Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Founder Direct Transferee or any other Founder Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

7.             “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (a) a Founder, any Founder Direct Transferee, any Founder Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.             “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)            beneficially owns such stock, directly or indirectly; or

(ii)           has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)          has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9.             “person” means any individual, corporation, partnership, unincorporated association or other entity.

10.           “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.           “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Article Thirteenth: If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Article Fourteenth:

A.           In recognition and anticipation that members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Fourteenth are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.            None of any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (D) of this Article Fourteenth. Subject to said Section (D) of this Article Fourteenth, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

C.            The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

D.           The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article Fourteenth shall not apply to any such corporate opportunity.

E.            In addition to and notwithstanding the foregoing provisions of this Article Fourteenth, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

F.            For purposes of this Article Fourteenth, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

G.            To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Fourteenth. Neither the alteration, amendment, addition to or repeal of this Article Fourteenth, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article Fourteenth, shall eliminate or reduce the effect of this Article Fourteenth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Fourteenth, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be executed as of this __ day of ____________, 2020.

BENTLEY SYSTEMS, INCORPORATED

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